Exhibit 99.1

News Release

Rockwell Collins announces financial guidance for fiscal year 2014

•	Fiscal year 2014 revenue between $4.5 billion and $4.6 billion
•	Fiscal year 2014 earnings per share between $4.30 and $4.50
•	Guidance excludes impact of planned ARINC acquisition
•	Reaffirmed fiscal year 2013 guidance

CEDAR RAPIDS, Iowa (September 20, 2013) – Rockwell Collins, Inc. (NYSE: COL) today announced guidance for fiscal year 2014. The company expects revenue between $4.5 billion and $4.6 billion, earnings per share in the range of $4.30 to $4.50, and cash flow from operations of $550 million to $650 million. Total segment operating margins are expected to be in the range of 21% to 22%. The guidance ranges in this release exclude the impact of the planned acquisition of ARINC, which is expected to close shortly after receiving regulatory approval. Guidance ranges will be updated once the transaction has closed.

“For fiscal year 2014, we expect market conditions to be similar to what we experienced this year,” said Rockwell Collins President and Chief Executive Officer, Kelly Ortberg. “Our assumption is that sequestration is here to stay and, in accordance with the Budget Control Act, 2014 represents the bottom for this defense cycle. We've been proactive in planning our business and controlling costs to sustain profitability, while positioning the business to grow as the market recovers.”

“In our commercial markets, the 787 and A350 aircraft should provide strong revenue growth for our air transport business,” Ortberg continued. “Conversely, we anticipate a slight decline in business jet revenue, as we realize a full year impact from depressed production rates at the low end of the market. Additionally, announced delays for several new aircraft programs over the past year have negatively impacted the revenue growth profile we originally expected in fiscal 2014. Despite the delays, these platforms are making progress and remain important growth drivers for our company.”

Ortberg went on to state, “Looking out longer-term, I remain confident that our plan will return the company to growth in fiscal 2015 with defense stabilizing, a continued robust air transport market and the benefits of new aircraft entering into service across our commercial markets. Moreover, the pending acquisition of ARINC creates a whole new growth platform for Rockwell Collins, enabling us to capitalize on the fast-growing information management market.”

Details related to the projected performance of the company’s Commercial and Government Systems businesses for fiscal year 2014 are as follows:

Commercial Systems

Commercial Systems provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide. Commercial Systems fiscal year 2014 revenue is expected to increase by mid-single digits when compared with 2013.

Original Equipment
Sales to aircraft Original Equipment Manufacturers (OEMs) are expected to increase by mid-single digits, when compared to 2013. Air transport aircraft OEM sales should increase in the low-teens from higher Boeing 787 production and initial sales related to the Airbus A350. Business and regional jets OEM sales are expected to be down low single digits as initial deliveries for the Embraer Legacy 500 aircraft only partially offset the impact from a full year of lower production rates at Cessna.

Aftermarket
Aftermarket sales for 2014 are expected to increase by mid-single digits as well. The sales increase is expected to be driven by increased revenue from airspace mandates, including TCAS 7.1 and Link 2000+, as both airlines and business jet owners continue to incorporate these retrofits onto their aircraft in anticipation of the 2015 mandate. Additionally, we expect growth from business jet cockpit upgrades and air transport spares for 787 and A350 aircraft. Tempering that growth is a low single digit increase in service and support as the continued impact of aircraft recycling offsets the benefit from aircraft rolling out of warranty.

Wide-body IFE
Sales of wide-body in-flight entertainment products and services are expected to decrease by about 25%, or approximately $20 million, due to the company’s decision in 2005 to cease investing in this product area.

Government Systems

Government Systems provides avionics, communication and navigation products, and surface solutions to the U.S. Department of Defense, state and local governments, other government agencies, civil agencies, defense contractors and foreign ministries of defense around the world. Government Systems fiscal year 2014 revenue is expected to decrease by mid-to-high single digits. The decline is primarily driven by an anticipated $200 million impact from a full-year of sequestration cuts. This reduction is expected to be partially offset by an increase in international defense sales and increased production in Avionics, including KC-10 and E-6B aircraft upgrades as well as higher deliveries for the JHMCS and JSF helmets.

Operating Margin, Expense and Cash Flow Assumptions

Other assumptions integral to the company’s projected financial guidance for fiscal year 2014 are as follows:

•
Combined segment operating margins are expected to be in the range of 21% to 22%. Government Systems operating margins are expected to remain stable above 20%, while Commercial Systems operating margins are anticipated to expand approximately 50 basis points. Commercial margin expansion was tempered slightly as a majority of the revenue growth in 2014 results from new air transport aircraft entering into service, which typically generate lower initial incremental operating margins.

•
Total research and development (R&D) investment is expected to be approximately $950 million, or 21% of sales. Company and customer-funded R&D expenditures are expected to remain relatively flat compared to 2013.

•
The company’s effective income tax rate is projected to be about 30% and only includes the benefit from the Federal Research & Development Tax Credit through December 31, 2013. The effective tax rate also incorporates an expected benefit from the completion of IRS examinations for certain open taxable years.

•	Cash flow from operations is projected to be in the range of $550 million to $650 million and includes:

•	A $55 million contribution to the company’s qualified defined benefit pension plan.

•
A $170 million net increase in pre-production engineering costs as the company continues to fund development projects on which customers have provided contractual guarantees for reimbursement. The net increase is primarily driven by development for the Boeing 737 Max, and Bombardier CSeries and Global 7000/8000 programs.

•	Capital expenditures are projected to total about $140 million for fiscal year 2014.

•	The company plans for outstanding shares to remain stable as share repurchases are expected to offset option dilution.

The following table is a complete summary of the company's financial guidance for fiscal year 2014:

•	Total sales	$4.5 Bil. to $4.6 Bil.
•	Total segment operating margins	21% to 22%
•	Earnings per share from continuing operations	$4.30 to $4.50
•	Cash flow from operations	$550 Mil. to $650 Mil.
•	Total research & development investment*	About $950 Mil.

*Total research and development investment consists of company and customer funded research and development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

Rockwell Collins also reaffirms our fiscal year 2013 guidance, including sales of approximately $4.65 billion, earnings per share in the range of $4.55 to $4.60 and operating cash flow of about $600 million.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 19,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

ARINC Incorporated, a portfolio company of The Carlyle Group, provides communications, engineering and integration solutions for commercial and government customers worldwide. Headquartered in Annapolis, Maryland with regional headquarters in London and Singapore, ARINC is ISO 9001:2008 and AS9100:2009 Rev C certified. For more information, visit the website at www.ARINC.com. Select financial data from the ARINC calendar year 2012 financial statements has been included as an appendix to this press release for reference.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial OEM production rates and the aftermarket; the impacts of natural disasters, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; timing of international contract awards; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ARINC Financial Information

On August 11, 2013, the Company announced it reached a definitive agreement to acquire ARINC, a leader in communications and information processing solutions for the commercial aviation industry. The transaction is expected to close upon receipt of regulatory approvals and other customary conditions. ARINC operates on calendar year basis. The historical results for the most recent year ended December 31, 2012 of ARINC are presented below:

12 Months Ended
(in millions)	December 31, 2012
Sales	$617

Income from continuing operations before income taxes	$31
Interest expense	24
Depreciation and amortization	30
EBITDA	85
Goodwill & asset impairment charges (1)	25
EBITDA, adjusted	$110

EBITDA, adjusted as a percentage of sales	17.8%

(1) During the twelve months ended December 31, 2012, Income from continuing operations before taxes included a $25 million charge for goodwill impairment and an accounts receivable write-off. These non-cash charges have been added back to EBITDA to clarify the impact on 2012 results.

The Non-GAAP information included in the schedule above is believed to be useful to an investor's understanding and assessment of the pending ARINC acquisition. The Company does not intend for the Non-GAAP information to be considered in isolation or as a substitute for the related GAAP measures. The Non-GAAP information is intended to clarify the impact that certain non-cash charges had on the ARINC financial results for the year ended December 31, 2012.